EXHIBIT 10.2

CONFIDENTIAL

December 6, 2020

Matt Brown

Dear Matt,

Altair Engineering, Inc. (“Altair” or the “Company”) is pleased to extend to you an offer of employment (the “Offer”). We believe that Altair can provide you with a highly competitive compensation package as well as an innovative environment where you will be able to make significant contributions to the success of the Company.

The Offer extended to you under this letter consists of the following, in each case, subject to applicable withholdings and deductions:

Base Salary

$400,000 annually

To be eligible for a merit increase, you must be employed with Altair for at least one year of continuous service before you will be eligible for a merit consideration.  After one year of service, your base salary will be reviewed from time to time in accordance with Altair practice.

Variable Compensation

You will be eligible to participate in the Company’s executive bonus compensation pool (“Executive Bonus Pool”). Your target annual bonus compensation will be 50% of Base Salary (approximately $200,000).

Such annual bonus shall be paid at such time or times as bonuses are paid to similarly situated senior executives of the Company participating in the Executive Bonus Pool, subject to your continued employment through the date of payment. For clarification purposes only, the Company’s Executive Bonus Pool (variable component of an executive’s total compensation) is tied to one or more performance targets set for the whole Company (currently Adjusted EBITDA – but can be changed by the Company in its sole discretion), and is balanced between and amongst each executive participating in the Executive Bonus Pool and their own individual performance. The amount of the bonus that an executive may receive can be lower or higher than their annual target based on the fact the Company may miss, reach or even go beyond the performance target set for the Company. The amount of the bonus can also be impacted by individual performance against individual goals. Notwithstanding the foregoing, there is no guaranteed minimum value on the bonus.

New Hire Equity Inducement Grant - Altair Restricted Stock Units

On the date of grant specified below, Altair will grant to you 25,000 restricted stock units (“RSUs”), subject to the terms and conditions of Altair’s 2017 Equity Incentive Plan, Altair’s standard restricted stock unit grant agreement and the severance agreement referred to below. Your RSUs shall vest in equal amounts annually over 4 years, subject to your continued service with Altair through the applicable vesting date.  The date of grant will be the later of January 4, 2021 or your first date of employment.

EXHIBIT 10.2

New Hire Equity Inducement Grant - Altair Stock Options

On the date of grant specified below, Altair will grant to you 45,000 incentive stock options (“ISOs”) or nonstatutory stock options (“NSOs”), subject to the terms and conditions of Altair’s 2017 Equity Incentive Plan, Altair’s standard stock option grant agreement and the severance agreement referred to below. Your ISOs or NSOs shall vest in equal amounts annually over 4 years, subject to your continued service with Altair through the applicable vesting date. The date of grant will be the later of January 4, 2021 or your first date of employment. The exercise price of the options will be the closing sale price of Altair’s Class A Common Stock on Nasdaq on the date of grant.

Car Allowance	$600 per month
Paid Time Off	4 weeks per year
Holidays	Please see the Summary of Benefits for more information.
Medical, Rx, Dental, Vision	Available through Blue Cross Blue Shield of Michigan – please see the enclosed Summary of Benefits. Effective upon commencement of your employment with Altair.
Disability, Life and AD&D	Provided by Altair. Effective upon commencement of your employment with Altair.
401(k)

Open enrollment on the first day of each month. For 2021, eligible participants are currently expected to be eligible to receive a matching contribution from Altair equal to 50% of the first $2,000 contributed to the Plan by the participant plus (ii) 25% of employee contributions in excess of $2,000, up to a total of $4,000 in incremental employee contributions to the Plan by the participant, provided the participant is employed by Altair on the last day of the year.

Executive Severance Agreement

You will be offered an Executive Severance Agreement, which we believe is positive and aligns with the Company’s success and goals. The severance agreement will provide that in connection with a termination of employment by you for “good reason” or by the Company or its successor without “cause” (a “Qualifying Termination”), (i) if the Company undergoes a Change in Control (as defined in the severance agreement) and you incur a Qualifying Termination that occurs following the entrance by the Company into definitive documentation governing a Change in Control through the one year anniversary of such Change in Control, vesting of all of your unvested stock options and restricted stock units will be immediately accelerated, and (ii) your severance period will be twelve months if there is a  Qualifying Termination within the first year of employment, your severance period will be six months if there is a Qualifying Termination after the first year of employment and prior to the commencement of your seventh year of employment  and your severance period thereafter will be six months plus one month for each subsequent year of employment up to a maximum severance period of twelve months, provided that in all instances the severance period will be twelve months if there is a Qualifying Termination that occurs following the entrance by the Company into definitive documentation governing a Change in Control through the one year anniversary of such Change in Control. As we have advised you, the Company is currently reviewing the definition of “good reason”.

EXHIBIT 10.2

Indemnification Agreement	You will be offered an Indemnification Agreement comparable to the indemnification agreements provided to Altair’s other executive officers.

Commencing on January 1, 2021, your title will be Senior Vice President – Finance and you will report to the Company’s Chief Financial Officer.  Effective as of the sooner of the current Chief Financial Officer’s termination of employment or the close of business on March 16, 2021, your title will be changed to Chief Financial Officer and you will report to James Scapa, Altair’s Founder, Chairman, and CEO. You will work out of the Company’s Sunnyvale, California offices (subject to arrangements made to respond to the pending pandemic).

To accept this Offer, please sign and return this letter and the enclosed Non-Disclosure & Intellectual Property Rights Agreement. In accepting this Offer, you represent and warrant that you are not under any non-compete restrictions, restrictive covenants, or other restrictive agreements (collectively “Restriction”) with your current employer or any former employer. If there is a Restriction in place with your current or former employer, you are required to provide Altair with a copy of a written release from said employer and return it with the signed letter.

This Offer is contingent upon Altair’s confirmation that you are not subject to any Restriction and that you are legally authorized to work in the United States.   You also acknowledge that in accepting this Offer you agree to indemnify Altair for any claim of any kind resulting from any Restriction.

By signing below, you affirm that the information provided on your resume is true and complete. You understand that any false information, misrepresentations, or omissions - oral or written - may disqualify you from further consideration for employment and may result in discipline or dismissal if discovered at a later date.  By accepting this Offer, you understand that Altair’s Offer of employment to you is “at will”. This means you are free to leave Altair at any time and Altair has the right to change your job position or compensation or terminate your employment at any time.

You authorize Altair to investigate all statements contained in your application and/or resume, including records of any former employers, police departments, and other references or sources concerning you.  You authorize all such references and sources (and the Company) to release this information without liability for damage resulting from such release.

We look forward to a successful and mutually beneficial relationship. Please call me if you have any questions.

Sincerely,

Gilma Saravia

Chief People Officer

Altair Engineering, Inc.

EXHIBIT 10.2

Enclosures:

Non-Disclosure & Intellectual Property Rights Agreement

Summary of Benefits

Indemnification Agreement

By signature below, the undersigned acknowledges and agrees to the forgoing terms and conditions associated with the offer of employment extended by Altair pursuant to this letter.

Signature:   /s/ Matthew Brown December 6, 2020

Matt BrownDate